Exhibit 10.20

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

SERVICES AGREEMENT

This Agreement (this “Agreement”) is made and entered into by and between TraDigital Marketing Group (the “Consultant”), and Inspire Veterinary Partners, located at 740 Lynnhaven Pkwy #400 Virginia Beach VA 23452 (the “Company” or “Client”, collectively the “Parties”) on August 1st, 2023.

W I T N E S S E T H:

WHEREAS, the Consultant, a Delaware limited liability company, operates a strategic advisory and digital marketing firm; and

WHEREAS, the Client is a privately held company soon to be public company; and

WHEREAS the Client desires to utilize the services of the Consultant in connection with its business operations; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth the parties hereto agree as follows:

CONSULTANT DUTIES. The Consultant shall provide to the Company certain consulting services (the “Services”) in the area of strategic advisory, sponsored editorial content and digital marketing services. In performance of these duties, the Consultant shall provide the Company with the benefits of its best judgment and efforts including the engagement of services of third party sponsored content providers on behalf of the Company as outlined in Appendix A. It is understood and acknowledged by the Parties that the value of the Consultant’s Services is not measurable in any quantitative manner.

1.	TERM. Effective as of the date hereof (the “Effective Date”) the Company hereby engages the Consultant to provide to it the Services commencing on August 1st, 2023 and terminating on July 31st, 2024 (the “Term”).

2.	FEES. As consideration for the Consulting Services to be rendered by the Consultant to the Client during the Term, the Client shall pay the following Fees (the “Fees”):

For the Marketing Program:

a.	Client shall pay to the Consultant a Content Marketing Cost of eighty thousand dollars ($80,000).

b.	Client shall also pay to the Consultant a Digital Marketing Cost of two hundred fifty thousand dollars ($250,000).

c.	Client shall also pay to the Consultant a Newsletter Marketing Cost of one hundred seventy thousand dollars ($170,000).

i.	The Marketing Program Cost will be paid as follows: sixty-five thousand dollars ($65,000) will be paid one week prior to the IPO or when the registration goes effective, with the remaining balance of four hundred thirty-five thousand dollars ($435,000) to be paid post-IPO out of the use of proceeds.

For TraDigital’s Compensation:

d.	Client shall pay to the Consultant a retainer fee (the Cash Fee) of ten thousand dollars per month ($10,000), with the first payment due upon signing.

e.	Client shall also pay to the Consultant, a stock compensation fee (the Stock Fee) of 50,000, post-IPO, common shares, restricted under rule 144, due and earned upon signing.

f.	Wiring Instructions for Cash Fee are as follows:

Chase Bank

Account Name: TraDigital Marketing Group

ABA/Routing: [████]

Account number: [████]

SWIFT Code: [████]

Account Address:

470 Malcolm X Blvd #12F

New York, NY 10037

3.	CLIENT DUTIES. The Client agrees to the following:

a.	The Client will disclose to the Consultant any and all information the Client deems pertinent and necessary to the Consulting Services to be performed hereunder; and

b.	The information supplied by the Client to the Consultant will be from dependable and reliable sources and will be true and accurate in all material respects.

4.	CONFIDENTIALITY. Each party agrees to hold private and confidential all confidential information of the other party and neither party, without the prior written consent of the other, shall divulge, disseminate, communicate, or otherwise disclose any confidential or proprietary information of the other party except to the extent required by law, regulation or any judicial or regulatory authority. Confidential information includes, but is not limited to, any information not obtainable by the general public and which contains information which would be considered owned by the owner and proprietary in nature and which would be considered as a trade secret except so far as it already exists in the public domain. For the avoidance of doubt, the parties hereto acknowledge and agree that only publicly available information shall be distributed or disseminated in connection with the provision of the Consulting Services hereunder and under no circumstance will any confidential information be distributed or disseminated in connection therewith.

5.	INDEMNIFICATION. Each party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, suits, demands, assessments, or judgments asserted, and any and all losses, liabilities, damages, costs, and expenses (including, without limitation, attorneys fees, accounting fees, and investigation costs to the extent permitted by law) alleged or incurred arising out of or relating to any operations, acts, or omissions of the indemnifying party or any of its employees, agents, and invitees in the exercise of the indemnifying party’s rights or the performance or observance of the indemnifying party’s obligations under this agreement. Prompt notice must be given of any claim, and the party who is providing the indemnification will have control of any defense or settlement.

6.	THIRD-PARTY SERVICES. During the term of the engagement, the Client understands and agrees that the Consultant may retain third-party services including consultants, service providers, marketers and others not explicitly named, for digital advertising and marketing services on behalf of the Client. Each party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, suits, demands, assessments, or judgments asserted, and any and all losses, liabilities, damages, costs, and expenses (including, without limitation, attorneys fees, accounting fees, and investigation costs to the extent permitted by law) alleged or incurred arising out of or relating to third party services, operations, acts, or omissions of the indemnifying party or any of its employees, agents, and invitees in the exercise of the indemnifying party’s rights or the performance or observance of the indemnifying party’s obligations under this agreement. Prompt notice must be given of any claim, and the party who is providing the indemnification will have control of any defense or settlement.

7.	CLIENT REPRESENTATIONS & WARRANTIES. The Client hereby represents and warrants to the Consultant that his Agreement has been duly authorized, executed and delivered by the Client and constitutes the legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

8.	CONSULTANT REPRESENTATIONS & WARRANTIES. The Consultant hereby represents and warrants to the Client that his Agreement has been duly authorized, executed and delivered by the Consultant and constitutes the legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

9.	RELATIONSHIP AMONG THE PARTIES. Nothing contained in this Agreement shall be construed to (i) constitute the Parties as joint venturers, partners, co-owners or otherwise as participants in a joint undertaking; (ii) constitute the Consultant as an agent, legal representative or employee of the Client; or (iii) authorize or permit the Consultant or any director, officer, employee, agent or other person acting on its behalf to incur on behalf of the other party any obligation of any kind, either express or implied, or do, sign or execute any things, deeds, or documents which may have the effect of legally binding or obligating the Client in any manner in favor of any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind. The Client and the Consultant agree that the relationship among the Parties shall be that of independent contractor.

10.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior oral or written agreements, if any, between the parties with respect to such subject matter and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Any amendments hereto or modifications hereof must be made in writing and executed by each of the parties. Any failure by a party to enforce any rights hereunder shall not be deemed a waiver of such rights. The Parties agree that this Agreement has been mutually drafted and authored by all the Parties and that it shall not be construed against any one Party.

11.	NON-SOLICITATION. During the Term of this Agreement and for twenty-four (24) months after any termination of this Agreement, Client will not, without prior written consent of Consultant, either directly or indirectly, on Client’s behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by or vendor engaged by Consultant to provide services currently or during the previous six (6) months. The Consultant will provide names of consultants and vendors upon termination. The Consultant agrees to the same non-solicitation terms.

12.	JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles. The parties agree that any dispute arising out of or in relation to this contract shall be resolved by arbitration and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitration shall be conducted in the English language in the city of New York, New York. The arbitration shall be carried out using one of the following arbitration services: “JAMS, AAA, or NAM”, using one arbitrator. The party demanding arbitration shall have the choice of one the three arbitration services named herein. The Consultant shall be entitled to attorneys’ fees and costs of bringing any action for unpaid fees or consideration

13.	SEVERABILITY. If any paragraph, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holding or determination.

14.	HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.	NOTICES, PAYMENTS. Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the addresses listed above or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt.

16.	FURTHER ACTION. The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

17.	ASSIGNMENT. This Agreement may not be assigned by either party hereto without the written consent of the other but shall be binding upon the successors of the Parties. However, it is understood, that Consultant will engage third party sponsored content providers to assist in content creation on behalf of the Company. See Appendix A.

18.	COUNTERPARTS. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed (or e-mailed) to another the Parties agree that a faxed (or e-mailed) signature shall be binding upon the Parties to this Agreement as though the signature was an original

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

TraDigital Marketing Group, LLC

By:	/s/ Kimball Carr
	Name:	Kimball Carr
	Title:	President / CEO

Inspire Veterinary Partners

By:
Name:
Title:

APPENDIX A

PROPOSED SCOPE OF MARKETING PROGRAM

☐	Quarterly Content Marketing Cost

Month One

●	SmallCapsDaily – Build a Landing Page - Small Caps Daily will host a customized landing page. We will drive investor traffic to this destination so interested investors can sign up to receive a research report and all future news releases. We will guarantee a minimum of 500 new investors will join Inspire list.

●	Reddit – Article #1 – Detailed Corporate Overview

●	Benzinga – Three (3) articles per month. Articles syndicated via Yahoo Finance and Benzinga will market to readers generating approximately 10,000 reads per article + press release recaps and (1) investor video

●	Investing.com - One (1) Company Overview highlighting investment thesis

●	Reddit – Deep dive article #2 (Investor Update)

Month Two

●	Zacks Research Note – Syndicated to institutional investors through Blue Matrix and Yahoo Finance for retail exposure.

●	Benzinga – Three (3) articles per month. Articles syndicated via Yahoo Finance and Benzinga will market to readers generating approximately 10,000 reads per article + press release recaps and (1) investor video

●	Medium – Detailed Corporate Overview

Month Three

●	Benzinga – Three (3) articles per month. Articles syndicated via Yahoo Finance and Benzinga will market to readers generating approximately 10,000 reads per article + press release recaps and (1) investor video

●	Goldman Research Note – In depth sponsored research report succinctly describing the company, its industries, and where the company fits in the larger ecosystem of its market

●	Investing Channel – One (1) deep dive, corporate overview highlighting the investment thesis of Inspire

☐	Digital Marketing Cost

●	Lead Generation – We guarantee 50,000 leads at $5.00, per lead. The leads will be collected in a database built within a newly constructed Inspire ESP for future email marketing of all content including the abovementioned articles, videos and company issued press releases. This also includes 90 days of hosting.

We anticipate a minimum of 22,500,000 Impressions

We anticipate a minimum of 1,400,000 Clicks

We guarantee 50,000 Leads

☐	Retail Investor Newsletter Campaigns

●	Five (5) Day Newsletter Campaign Cost - a heavily concentrated investor outreach program which will run over five (5) days. For this Awareness Campaign TraDigital will retain a few independent newsletter groups, that curate several investor newsletter drops, featuring Inspire to the members of each list via email and SMS text messages. This campaign will typically run from Thursday to Thursday on any week of the clients choosing (subject to availability). Please note, these lists typically book two weeks in advance.